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                                                                     EXHIBIT 11


                        GULF SOUTH MEDICAL SUPPLY, INC.
         EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                        Three Months Ended
                                                                                            March 31,
                                                                                       1997           1996
                                                                                   ------------   ------------
Average common shares outstanding ..............................................         16,286         13,832

Net effect of common stock options - based on the treasury method using assumed fair market value equal to the higher of the average or the ending market value of the common stock during the three months ended
    March 31, 1997 and 1996 ....................................................            252            215
                                                                                   ------------   ------------

Weighted average number of common shares .......................................         16,538         14,047
                                                                                   ============   ============

Net income .....................................................................   $      3,811   $      2,322
                                                                                   ============   ============

Net income per share ...........................................................   $       0.23   $       0.17
                                                                                   ============   ============
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